Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

FORGENT POWER SOLUTIONS, INC.

The undersigned, acting as an incorporator of Forgent Power Solutions, Inc. (hereinafter called the “Company”) under the General Corporation Law of the State of Delaware (“DGCL”), hereby adopts the following Certificate of Incorporation for the Company:

FIRST: The name of the Company is Forgent Power Solutions, Inc.

SECOND: The registered office of the Company in the State of Delaware is located at 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware 19808. The name of the registered agent of the Company at such address is Corporation Service Company.

THIRD: The purpose for which the Company is organized is to engage in any and all lawful acts and activity for which corporations may be organized under the DGCL. The Company will have perpetual existence.

FOURTH: The total number of shares of common stock that the Company shall have authority to issue is 100 shares, par value $0.001 per share.

FIFTH: The name of the incorporator of the Company is Polo Pedroza, and the mailing address of such incorporator is c/o Weil, Gotshal & Manges LLP, 201 Redwood Shores Parkway, Redwood Shores, CA 94065.

SIXTH: The board of directors of the Company (the “Board”) shall have the power to adopt, amend and repeal the bylaws of the Company.

SEVENTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, the bylaws of the Company may be adopted, amended or repealed by a majority of the Board, but any bylaws adopted by the Board may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

EIGHTH: No contract or transaction between the Company and one or more of its directors, officers, or stockholders, or between the Company and any person (as used herein “person” means any other corporation, partnership, association, firm, trust, joint venture, political subdivision, or instrumentality) or other organization in which one or more of its directors, officers, or stockholders are directors, officers, or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or a committee thereof that authorizes the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if (a) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (b) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (c) the contract or transaction is fair as to the Company as of the time it is authorized, approved, or ratified by the Board, the committee, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee that authorizes the contract or transaction.

NINTH:

(a) The Company shall indemnify each of the Company’s directors and officers in each and every situation where, under Section 145 of the DGCL (as amended from time to time, “Section 145”), the Company is permitted or empowered to make such indemnification. The Company may, in the sole discretion of the Board, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board deems advisable, as permitted by Section 145. The Company shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

(b) To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article NINTH shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is hereafter amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent then permitted. No repeal or modification of this Article NINTH shall adversely affect any right of or protection afforded to a director of the Company existing immediately prior to such repeal or modification. For purposes of this Article NINTH, “fiduciary duty as a director” shall include any fiduciary duty arising out of serving at the Company’s request as a director of another corporation, partnership, joint venture or other enterprise, and “personal liability to the Company or its stockholders” shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the Company in its capacity as a security holder, joint venture, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

TENTH: The Company expressly elects not to be governed by Section 203 of the DGCL.

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IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this 21st day of July 2025.

By:	/s/ Polo Pedroza
Name:	Polo Pedroza
Title:	Incorporator

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